Exhibit 99.1

News Release

Contact:

A. Pierre Dubois

Investor Relations and Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com

BPZ Energy Provides Oil and Gas Resources Estimates

and Launches Partnering Process for Block Z-1

Houston, TX - June 16, 2011 - BPZ Energy (NYSE:BPZ), an independent oil and gas exploration production company with 100% working interests in four blocks in Peru, today announced the start of the process to identify and select a potential partner for its offshore Block Z-1.  The Company also provided Block Z-1 oil and gas resources as estimated by the Company’s independent reserve auditor, Netherland, Sewell & Associates, Inc. (NSAI).

According to the NSAI report, Block Z-1 has a best estimate of 981 million barrels of unrisked prospective oil (MMBO) resources as of March 31, 2011.  The report provides low and high estimates of unrisked prospective oil resources of 269 MMBO and 2,750 MMBO, respectively.  The report also provides estimates for unrisked prospective gas resources with a best estimate of 8.1 trillion cubic feet (TCF), and low and high estimates of 4.1 TCF and 12.7 TCF, respectively.  The prospective resources are based on the evaluation of 12 structures in the Z-1 Block.

The NSAI report also provides low (1C) and high (3C) estimates of unrisked contingent oil resources ranging from of 1.7 MMBO to 10.8 MMBO, and low and high estimates of unrisked prospective gas resources ranging from 0.4 TCF to 0.9 TCF, respectively.  The contingent resources are based on the hydrocarbons encountered in three fields (Delfin, East Corvina and Piedra Redonda in Block Z-1) that were drilled by previous operators.

The NSAI report does not take into account volumes of proved, probable and possible oil and gas found in the Corvina and Albacora fields previously disclosed by the Company.

Manolo Zúñiga, President and CEO of BPZ Energy, commented, “We are pleased with the results of the NSAI resource report which now completes the Block Z-1 data room.  The partnering initiative is an important element of our overall strategy to accelerate the exploration and continued development of the oil and gas potential of this offshore block.  This latest NSAI report confirms our view of the oil potential in Block    Z-1, as reflected by our initial success in the Corvina and Albacora oil fields, and provides a framework for the Company to continue delivering value to our stakeholders.”

About BPZ Energy

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. on the NYSE, is an independent oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a minority working interest in a producing property in southwest Ecuador.  Please visit the Company’s website at www.bpzenergy.com for more information.

Notes:

The definitions of Contingent and Prospective Resources have been excerpted from the Petroleum Resources Management System approved by the Society of Petroleum Engineers (SPE) Board of Directors, March 2007.  Prospective resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects.  Prospective resources have both an associated chance of discovery and a chance of development.  Prospective resources are further subdivided in accordance with the level of certainty associated with recoverable estimates assuming their discovery and development and may be sub-classified based on project maturity.

Contingent resources are those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations, but the applied project(s) are not yet considered mature enough for commercial development due to one or more contingencies.  Contingent Resources may include, for example, projects for which there are currently no viable markets, or where commercial recovery is dependent on technology under development, or where evaluation of the accumulation is insufficient to clearly assess commerciality.  Contingent Resources are further categorized in accordance with the level of certainty associated with the estimates and may be subclassified based on project maturity and/or characterized by their economic status. The volume and parameters associated with low, best and high estimates scenarios of contingent resources are referred to as 1C, 2C and 3C, respectively.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “estimate,” “deliver”, “prospective,” “indicate,” and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute “reserves” in our SEC filings, including the estimates of contingent and prospective resources included in this press release.  With respect to “probable” and “possible” reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.